Contact: Tom Ringo VP & CFO 360.697.6626 Fax 360.697.5932

NEWS RELEASE

FOR IMMEDIATE RELEASE	Nasdaq: POPE

November 17, 2009

POPE RESOURCES ANNOUNCES THE CONTINUATION IN 2010 OF DEFERRED LOG HARVEST AND
A 50% REDUCTION IN THE QUARTERLY DISTRIBUTION

Pope Resources, A Delaware Limited Partnership (Nasdaq:POPE) today announced its current intention to harvest 32 million board feet (MMBF) of timber in 2010, a level that is 47% below our long-term sustainable level of 60 MMBF, of which 16 MMBF pertains to our two timber funds.  Nearly a year ago, we announced a plan to harvest 37 MMBF in 2009. As 2009 progressed, we decided to defer additional volume from our original plan owing to protracted weakness in log markets, and we are now estimating our annual harvest for 2009 will be closer to 32 MMBF. The drop-off in housing starts has curtailed demand for solid wood products and, rather than absorb materially lower log prices, we are opting instead to allow 47% of our annual sustainable harvest to continue to grow. The Partnership’s expectation is that when we ultimately harvest this deferred volume, unitholders will benefit through both biological growth and improved price realization.

This announcement for 2010 planned harvest activity essentially reflects our assumption that market conditions, both from a pricing and log take-away standpoint, will be consistent with 2009.  Thus we have planned to harvest a similar log volume in 2010 notwithstanding the increase in acres associated with the Fund II acquisitions. We will monitor log markets closely throughout 2010 and may adjust harvest volume from the current plan as warranted by opportunities or challenges presented.

In light of challenging market conditions for our business segments and our decision to limit harvest volume, we are reducing the quarterly distribution from 20 cents per unit to 10 cents effective for the fourth quarter of 2009. Accordingly, we are announcing today a quarterly distribution of 10 cents per unit, effective for unitholders of record on December 3, 2009 and payable on December 17, 2009.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 152,000 acres of timberland and development property in Washington and Oregon.  We also manage, co-invest in, and consolidate two timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com.  The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d).  Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable.  Nominees, and not the Partnership, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.